Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the joint proxy statement/prospectus constituting part of this Registration Statement on Form S-4 of our report dated March 6, 2014, except for the effects of discontinued operations discussed in Notes 1, 2 and 16 as to which the date is December 17, 2015, with respect to the consolidated financial statements of Furmanite Corporation and subsidiaries (the “Company”) as of December 31, 2013, and for each of the two years in the period ended December 31, 2013, which appears in the Company’s Form 8-K filed on December 17, 2015.

We also consent to the reference to our firm under the caption “Experts” in the joint proxy statement/prospectus.

/s/ UHY LLP

Farmington Hills, Michigan

December 23, 2015